                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                             Three Months
                                               Pro Forma         Ended
                                              Three Months     March 31,        Pro Forma            Year Ended December 31,
                                                 Ended        -----------      Year Ended        --------------------------------
                                             March 31, 2001   2001   2000   December 31, 2000    2000   1999   1998   1997   1996
                                             --------------   ----   ----   -----------------    ----   ----   ----   ----   ----
Income (loss) from continuing operations
 before provision for income taxes and
 minority interest                                (20)        (20)    45           189           189   (530)   202    347     83
Equity in (earnings) loss of Equistar              24          24    (14)          (39)          (39)    19    (40)   (18)    --
Cash distributions from Equistar                   --          --     --            83            83     75    317     18     --

Fixed charges:
  Interest expense                                 23          22     19            89            80     72     76    131    214
  Rent expense (33%)                                1           1      1             5             5      4      4     18     20
                                                  ------------------------------------------------------------------------------
Total                                              28          27     51           327           318   (360)   559    496    317

Fixed charges                                      24          23     20            94            85     76     80    149    234
                                                  ------------------------------------------------------------------------------

Ratio of earnings to fixed charges                1.2x        1.2x   2.6x          3.5x          3.7x  (4.7)x  7.0x   3.3x   1.4x
                                                  ------------------------------------------------------------------------------


The less than one-to-one coverage ratio for 1999 results from the impact on income (loss) from continuing operations before provision for income taxes and minority interest of a $639 million charge to write-down the value of the Company's investment in Equistar. Excluding this charge, the 1999 ratio of earnings to fixed charges would have been 3.7x.